Exhibit 5.1

August 20, 2015

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, LA 70808

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Lamar Advertising Company (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 161,142 shares (the “Shares”) of the Company’s Class A Common Stock, $0.001 par value per share, that may be offered from time to time pursuant to the provisions of the Company’s 2009 Employee Stock Purchase Plan (the “Plan”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws of the United States.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP